EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Avantor appoints new Chief Financial Officer

RADNOR, Pa. – September 21, 2026 – Avantor, Inc. (NYSE: AVTR), a leading global provider of mission-critical products and services to customers in the life sciences and advanced technology industries, appoints Todd Garner as Executive Vice President and Chief Financial Officer, effective September 21, 2026. Garner will oversee the company’s global finance organization, including financial planning and analysis, accounting, treasury, tax, investor relations and internal audit.

Emmanuel Ligner, Avantor President and CEO, says: “Todd is a proven financial leader with deep operational expertise, a strong track record of driving growth and extensive experience partnering with boards, investors and management teams. He brings the strategic mindset, financial discipline and leadership capabilities needed to support our next phase of growth and value creation. I am delighted to welcome Todd to Avantor and look forward to working together as we execute our strategy and continue serving our customers around the world.”

Todd Garner says: “Avantor plays a critical role in advancing some of the most important work in the life sciences and advanced technologies industries. I am excited to join the Company and look forward to working with colleagues and partners worldwide to build on Avantor’s strong foundation and create long-term value for our customers and shareholders.”

Garner recently comes from CONMED Corporation, where he served as Executive Vice President and Chief Financial Officer from 2018-2026. He brings more than 30 years of finance, operational and public company leadership experience. Garner’s previous experience includes a variety of leadership roles at C. R. Bard, Inc., including Vice President, Investor Relations and Division CFO, where he helped support significant shareholder value creation and business growth. Garner holds a bachelor of science in accounting from Brigham Young University, a master of business administration from the University of Texas Rio Grande Valley, and is a certified public accountant.

Steve Eck, Senior Vice President and Chief Accounting Officer (CAO), has been serving as Interim CFO since June 24, 2026, and will continue in his CAO role. Ligner says: "Steve stepped up and led the finance organization with a steady hand and great commitment. We thank him for his leadership during the transition period and are pleased he’ll continue in this valuable role as our CAO.”

Meet the full Avantor Leadership team at https://corporate.avantorsciences.com/us/en/about/leadership

About Avantor

Avantor® is a leading life science tools company and global provider of mission-critical products and services to the life sciences and advanced technology industries. We work side-by-side with customers at every step of the scientific journey to enable breakthroughs in medicine, healthcare, and technology. Our portfolio is used in virtually every stage of the most important research, development and production activities at more than 300,000 customer locations in 180 countries. For more information, visit avantorsciences.com and find us on LinkedIn, X (Twitter) and Facebook.

Investors:

avantorir@avantorsciences.com

Media Inquiries:

media@avantorsciences.com

SOURCE: Avantor and Financial News